                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported): November 21, 2002


                       World Wrestling Entertainment, Inc.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


         Delaware                     000-27639               04-2693383
----------------------------        --------------         -------------------
(State or other jurisdiction         (Commission            (IRS Employer
 of incorporation)                   File Number)           Identification No.)


                1241 East Main Street, Stamford, CT       06902
             ----------------------------------------   ----------
             (Address of principal executive offices)   (Zip code)


       Registrant's telephone number, including area code: (203) 352-8600

Item 5. Other Events and Regulation FD Disclosure

         The following updates information concerning previously disclosed litigation between the World Wide Fund for Nature and its American affiliate, the World Wildlife Fund (collectively, the "Fund"), and World Wrestling Entertainment, Inc. in an English court:

         In April 2000, the Fund instituted legal proceedings against the Company in the English High Court seeking injunctive relief and unspecified damages for alleged breaches of a 1994 agreement between the Fund and the Company regarding the use of the initials "wwf." The Fund alleged that the Company's use of the initials "wwf" in various contexts, including (i) the wwf.com and wwfshopzone.com internet domain names and in the contents of various of its websites, and (ii) the Company's "scratch" letter logo, were in violation of the parties' agreement. In January 2001, the Fund filed for summary judgment on its claims.

         On August 10, 2001, the trial judge granted the Fund's motion for summary judgment, holding that the Company breached the parties' agreement by using the "wwf" website addresses and scratch logo, and that a trial is not warranted on those issues. On October 1, 2001, the judge issued a form of written injunction barring the Company, either on its own or through its officers, servants, agents, subsidiaries, licensees or sublicensees, its television or other affiliates or otherwise, of most uses of the initials "wwf," including in connection with the "wwf" website addresses and the use of the scratch logo. On February 27, 2002, the Court of Appeals affirmed the trial judge's decision and dismissed the Company's appeal, and on June 10, 2002, the House of Lords declined to hear the Company's appeal. The Company was given five months from the date of the House of Lords' decision, until November 10, 2002, to comply with that injunction. The Fund also has pending before the English court a claim for damages associated with the Company's use of the initials "wwf." To date, no proceedings before the English court have been scheduled to adjudicate the Fund's alleged damages claims.

         In compliance with the injunction, the Company has taken the following significant steps, many of which go beyond the literal requirements of the injunction: (1) changed its name to "World Wrestling Entertainment, Inc."; (2) switched its initials to "WWE"; (3) revised its logo to be a scratch "WW"; (4) incorporated these changes into, among other things, the Company's television and pay-per-view shows, promotional materials, advertising campaigns, statutory filings with federal and state agencies, and corporate stationery and corporate facilities; (5) advised its licensees and business partners of the terms of the injunction; and (6) directed its licensees and business partners to refrain from using the initials "WWF" in any manner which, if done by the Company, would be a breach of any of the prohibitions of the injunction. However, the elimination of certain historical uses of the scratch logo, including, specifically, WWE's archival video footage containing the scratch logo during the period 1998-May 2002 and the scratch logo embedded in programming code of WWE-licensed video games created during the period 1999-2001 is, as a practical matter, not possible and legally not consistent with WWE's exclusive rights of ownership and distribution of those copyrighted works under the United States Copyright Act.

         The Company initiated discussions with the Fund in the summer of 2002 to attempt to resolve outstanding issues as well as to seek an overall settlement of the parties' dispute. In connection with those ongoing discussions, which continued through October 2002, the Fund proposed to extend the injunction compliance date until February 10, 2003, which proposal the Company accepted in writing. In reliance on that agreement, the Company advised its licensees that the injunction would not take effect until February 2003.

         On October 29, 2002, less than two weeks before the injunction compliance date, the Fund, through its Legal Advisor, took the position that there was no agreement and that it would not jointly move the Court to extend the injunction compliance date. In addition, the Fund for the first time asserted damages associated with the Company's use of the initials "wwf" and claimed that at least $360 million would be required to fund a multi-year media advertising campaign to remedy the Fund's alleged loss of recognition/exclusivity as a result of the Company's use of the initials "wwf." The Fund, through its Legal Advisor, demanded a payment of $90 million prior to the injunction compliance date to settle its alleged damages claims and resolve all remaining issues. The Company vigorously rejects the Fund's demand and contends that the Fund's tactics are a bad faith attempt to coerce the Company into an unwarranted cash payment of $90 million. Indeed, despite repeated inquires by the Company throughout the parties' discussions, the Fund has never provided the Company with any documentation or support for any alleged damage claims, nor has the Fund come forward with any evidence throughout the entire litigation that it suffered any actual injury to its fundraising and/or environmental conservation activities as a result of the Company's conduct. The Company strongly disputes that the Fund has suffered any such damages. The Company is unable to predict the outcome of any adjudication of the Fund's claims in an English court if the Fund were actually to present a damages claim. An unfavorable outcome of the Fund's damages claims, however, may have a material adverse effect on the Company's financial condition, results of operations or prospects.

         In addition to the damages claimed by the Fund against the Company, the Company also faces potential claims for losses, which could be material, that may be sustained by third party licensees in connection with the enforcement of the injunction against them for sale of licensed products containing the scratch logo after November 10, 2002. A hearing has been scheduled for November 25, 2002 before the English court to adjudicate whether one of the Company's principal licensees would be in contempt of the injunction for sales of licensed products containing historically embedded references to the scratch logo visible only through the gameplaying functionality of the products. All product packaging has been changed to reflect the Company's new name and new logo in compliance with the injunction. The Company is unable to predict the outcome of such hearing at this time.






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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                           WORLD WRESTLING ENTERTAINMENT, INC.



                           By:      /s/ Edward L. Kaufman
                                 -------------------------------
                                 Edward L. Kaufman
                                 Senior Vice President, General Counsel
                                 And Secretary

Dated:  November 21, 2002






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